Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-31105, No. 333-83235 and No. 333-126876 on Form S-8 of Heritage Oaks Bancorp of our report dated March 4, 2014 relating to the financial statements and effectiveness of internal control over financial reporting,  appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath, LLP

Sacramento, California

March 4, 2014

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